011 Putnam Tax Exempt Income Fund attachment
3/31/05 Semi Annual

77C
Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected as follows:

                 	             Votes      Votes
                                     For	Withheld
Jameson A. Baxter             105,403,610      4,833,928
Charles B. Curtis             105,383,935      4,853,603
Myra R. Drucker               105,147,902      5,089,636
Charles E. Haldeman, Jr.      105,278,012      4,959,526
John A. Hill                  105,373,827      4,863,711
Ronald J. Jackson             105,435,790      4,801,748
Paul L. Joskow                105,411,327      4,826,211
Elizabeth T. Kennan           105,301,271      4,936,267
John H. Mullin, III           105,350,969      4,886,569
Robert E. Patterson           105,352,181      4,885,357
George Putnam, III            105,364,014      4,873,524
A.J.C. Smith *                105,301,783      4,935,755
W. Thomas Stephens            105,368,555      4,868,983
Richard B. Worley             105,193,691      5,043,847

* Mr. Smith resigned from the Board of Trustees on January 14,
2005.


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

 Votes             Votes           Abstentions
 For	          Against

 77,411,482        7,135,189       25,690,857



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

   Votes           Votes            Abstentions
   For	         Against

77,770,233     6,712,590          25,754,715


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


    Votes          Votes         Abstentions
    For	          Against

   80,193,591     4,402,505        25,641,432



January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

  Votes            Votes       Abstentions
  For	           Against

   79,348,471      5,751,333    26,068,243




   All tabulations are rounded to the nearest whole number.